1049 Camino Dos Rios
Thousand Oaks, CA 91360
NEWSRELEASE

Teledyne Announces Preliminary Third Quarter Results and Updated Outlook

THOUSAND OAKS, Calif. – October 5, 2015 – Teledyne Technologies Incorporated (NYSE:TDY) today announced that it has reduced its outlook for third quarter and full year 2015 diluted earnings per share. The company’s management now believes that third quarter 2015 GAAP earnings per diluted share will be in the range of approximately $1.30 to $1.33 and full year 2015 earnings per diluted share will be in the range of approximately $5.10 to $5.17 compared to the prior outlook of $1.45 to $1.48 and $5.60 to $5.65, respectively.

“Sales of marine and electronic test and measurement instrumentation declined from last year and were lower than previously forecasted,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “While sales to offshore energy markets generally declined as expected in the third quarter, orders have slowed in recent weeks. Nevertheless, sales of aerospace and defense electronics, environmental instrumentation and commercial digital imaging systems collectively increased.”

The strong U.S. dollar and challenging capital spending environment impacted demand from emerging markets, resulting in lost sales in the third quarter. Furthermore, due to lower international sales, the company’s tax rate increased.

Teledyne continues to take aggressive cost reduction measures, and the company’s full year 2015 outlook includes estimated pretax severance charges totaling approximately $8.0 million.

The company’s effective tax rate for full year 2015 is now expected to be 30.8%, before discrete items, compared to a prior outlook of 29.5%, resulting in approximately $2.5 million of additional tax expense in the third quarter. Finally, the company expects that third quarter earnings will include discrete tax benefits of approximately $7.3 million.

A press release with the full third quarter financial results is expected to be issued before the opening of the New York Stock Exchange on Thursday, October 29, 2015.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Information Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations, cost reductions and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2014 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

Contact:	Jason VanWees (805) 373-4542